Exhibit (c)(2)

Confidential Materials Prepared for: The Special Committee of the Board of Directors Regarding Project Yosemite January 16, 2012

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., which are both registered broker dealers and members of FINRA and SIPC, and, in other jurisdictions, by locally registered entities. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. 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Table of Contents Presentation to the Special Committee` Regarding Project Yosemite 1. Situation Overview 2. Market Environment Update 3. Venoco Overview 4. Venoco Business Plan 5. Financial Analysis Appendix

Situation Overview

1 Situation Overview Summary of Selected Transaction Terms . Sale of Venoco to a newly-formed entity controlled by Timothy Marquez, Chairman, Chief Executive Officer and majority shareholder of Venoco, and Venoco senior management, through a merger of Venoco with a wholly-owned subsidiary of such entity . $12.50 per share cash consideration paid to all holders of Venoco common stock, except for management shares subject to rollover (50-51%) . Implied equity value: $770 million (100%) / $383 million (~49%); Implied transaction value: $1,452 million (100%) . Implied premium: . 63% to Venoco’s January 13, 2012 closing stock price of $7.69 per share . 60% to Venoco’s 5-day VWAP of $7.83 per share . 77% to Venoco’s 1-month VWAP of $7.08 per share . 51% to Venoco’s 3-month VWAP of $8.30 per share . 39% to Venoco’s August 26, 2011 closing stock price of $8.98 per share, last trading day prior to announcement of Mr. Marquez’s offer . No-shop provision with three business day matching provision, subject to exercise of Venoco’s Board of Directors’ (or Special Committee’s) fiduciary duties in connection with a superior proposal or intervening event . Certain closing conditions: . Majority of the minority stockholder approval . Buyer obtaining financing on “reasonably acceptable” terms (subject to commercially reasonable efforts) . No Venoco material adverse effect . Termination events include: . Written consent of parties . End date of October 16, 2012 . Failure to obtain majority of the minority stockholder approval . Board change of recommendation . Board acceptance of superior proposal . Failure of Buyer to provide written debt commitment letters reasonably acceptable to Venoco by the date that is 120 days following the earlier of (i) filing the preliminary proxy statement and (ii) 30 days after execution of the merger agreement . No break-up fees to either party, but expense reimbursement to Venoco if Mr. Marquez fails to obtain financing (subject to $4 million cap) or expense reimbursement to Mr. Marquez if there is a Venoco board change in recommendation or other event in connection with a superior proposal (up to $10 million unless Buyer supported the superior proposal) or the merger agreement is terminated other than for a breach by Buyer that causes the failure of a closing condition to be met (subject to $4 million cap if financing was obtained, $2 million cap if financing was not obtained and $1 million cap if terminated by Venoco in certain circumstances) ____________________ Source: Draft dated January 15, 2012 of Agreement and Plan of Merger.

Situation Overview
Acquisition Financing Overview

Acquisition Sources and Uses

Uses:	Amount	% of PF Cap.
Acquisition of Venoco Public Shares	$383	92%
Estimated Fees and Expenses [1]	34	8%
Total Uses	**$417**	**100%**

Sources:	Amount	% of PF Cap.
Unwind Gas Hedges	$30	7%
Bank Debt	235	56%
HoldCo Exchangeable Notes	152	36%
Total Sources	**$417**	**100%**

Acquisition Financing Considerations

- HoldCo Exchangeable Notes are exchangeable into common units of Venoco Partners, LP, a future upstream MLP of Venoco (the "MLP")
- In assessing overall terms of Exchangeable Notes, feasibility of MLP initial public offering ("IPO") will be taken into account
  - Overall returns of 15% – 20% are generally targeted, which may necessitate increase in coupon and change in other terms
- Formation of the MLP will require either (i) consent of bondholders holding $150 million (principal amount) of Venoco's 11.50% Senior Notes and $500 million (principal amount) of Venoco's 8.875% Senior Notes (collectively, the "Existing Senior Notes") or (ii) refinancing of the Existing Senior Notes
- In the event of a refinancing, bondholders are entitled to a rate based on Treasuries + 50 bps
- Management has indicated MLP IPO proceeds, as well as new debt financing at MLP and Venoco, will be used to refinance Existing Senior Notes and pay expenses
  - Estimated MLP IPO proceeds of $350 million, plus $425 million Senior Notes offering by MLP and $100 million Term Loan B of Venoco
  - Expected MLP leverage of 2.0x – 2.5x 2012E EBITDA

Source: Draft VQ HoldCo Exchangeable Notes offering roadshow, dated January 2012 and term sheet provided by Mr. Marquez, unless otherwise noted.
Note: Dollars in millions. Assumes December 31, 2011 transaction closing for illustrative purposes.
(1) Company management estimate.

2

Bank of America Merrill Lynch

$5.00 $10.00 $15.00 $20.00 $25.00 Jan-11 Apr-11 Jul-11 Oct-11 Jan-12 Prod. Growth 23% 11% (5%) (12%) (4%) Reserve Growth Unadjusted 14% (2%) 1% (13%) 7% Adjusted (4) 0% (3%) 6% (6%) 9% 18 18 21 22 20 0 20 40 60 80 100 120 2007 2008 2009 2010 9/30/2011 Proved Reserves (MM 0 5 10 15 20 25 30 Daily Production (Mboepd) 100 98 98 85 91 LTM Average: $12.89 6 Month Average: $9.51 3 Month Average: $8.40 52 Week Hi / Low: $22.22 / $6.56 LTM Average: $12.89 6 Month Average: $9.51 3 Month Average: $8.40 52 Week Hi / Low: $22.22 / $6.56 Closing Stock Price Market Data Situation Overview Company Snapshot Stock Price Performance vs. Selected Cos. Reserves & Production Trends 3 ____________________ Source: FactSet, Bloomberg, and Company management. Note: 52-week high / low excludes intraday activity. (1) Based on Wall Street analyst consensus. (2) Diluted shares outstanding calculated using the treasury method. (3) Estimates based on FactSet consensus as of January 13, 2012 (“Wall Street Consensus”) and Company management business plan as of December 6, 2011. (4) Includes selected companies with enterprise values of less than $5.0 billion (BRY, OAS, WRES, AREX, CWEI, KOG, ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST). 8/26 Since 8/26 Selected Cos. (4) 10.4% VQ (30.5%) Since 8/26 Selected Cos. (4) 10.4% VQ (30.5%) Transaction Trading Performance Current Price Closing Stock Price (as of 1/13/12) $7.69 $12.50 52-Week High / Low $22.22 / $6.56 Analyst Consensus Stock Price Target (1) $11.42 Market Value Implied Equity Market Value(2) $474 $770 Plus: Net Debt (as of 9/30/11) 682 682 Implied Enterprise Value $1,156 $1,452 Transaction Price Wall Street Consensus Management Multiples (Implied) (3) (1/13/12) Case Equity Value / 2011E Cash Flow 7.0x 7.6x Equity Value / 2012E Cash Flow 4.9x 4.8x Enterprise Value / 2011E EBITDA 7.4x 7.1x Enterprise Value / 2012E EBITDA 6.4x 6.5x Enterprise Value / Proved Reserves ($ / Boe) $15.89 $15.89 Enterprise Value / 2011E Daily Production ($ / Boe/d) $82,925 $82,964 Enterprise Value / 2012E Daily Production ($ / Boe/d) $80,940 $79,095 Credit Statistics Total Debt / Book Capitalization 94% 94% Total Debt / 2011E EBITDA 3.5x 3.4x Total Debt / 2011E Daily Production ($ / Boe / d) $38,941 $38,959

Market Environment Update

$13.58 $17.16 $32.75 $36.71 $13.96 $16.03 $13.33 $12.65 0.00 15.00 30.00 $45.00 5.0x 6.1x 6.9x 9.3x 4.8x 5.6x 5.5x 5.9x 0.0 5.0 10.0 15.0x 1/1/10 9/3/10 5/10/11 1/13/12 2.00 3.00 4.00 5.00 6.00 $7.00 1/1/10 9/3/10 5/10/11 1/13/12 60.00 70.00 80.00 90.00 100.00 110.00 $120.00 _______________________________ Source: Market data per Bloomberg and FactSet. Note: Market data as of January 13, 2012. (1) Includes BRY, OXY, PXP and WRES. (2) Includes: AREX, CLR, CXO, CWEI, DNR, OAS and WLL. (3) Includes: ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST. 4 Market Environment Update Commodities and Selected Company Universe Commodity Prices Selected Companies . Crude prices have rallied to near 52-week highs . Natural gas prices remain at depressed levels compared to historical benchmarks due to weakened supply / demand fundamentals . Trading multiples of Venoco’s selected companies generally have increased . Despite volatility, oil-weighted selected companies continue to command a premium to gas-weighted companies 9/30/11 1/13/12 1/13/12 1/13/12 EV / ’11 EBITDA 16% Change California Cos. (1) 35% Change 23% Change Oil-Weighted Cos. (2) Gas-Weighted Cos. (3) Current 1/13/12 $98.70 Current 1/13/12 $2.66 9/30/11 $3.67 Crude Oil (WTI Spot) Prices Natural Gas (HH Spot) Prices 9/30/11 9/30/11 Venoco 1/13/12 9/30/11 7% Change EV / Proved Reserves ($ / Boe) 9/30/11 1/13/12 1/13/12 1/13/12 9/30/11 9/30/11 1/13/12 9/30/11 15% Change 12% Change 26% Change (5%) Change 9/30/11 $79.20

$4.48 $4.92 $3.03 $3.70 $4.17 $3.67 $4.27 $4.65 $4.80 $5.13 $4.23 $5.39 $3.77 $3.00 $4.00 $5.00 $6.00 2011 2012 2013 2014 2015 $98.70 $80.00 $85.00 $90.00 $95.00 $100.00 $105.00 Current 2012 2013 2014 Current Spot Px Strip EIA (Dept. of Energy) First Call Consensus WoodMackenzie (Independent Consultants) $2.66 $2.00 $3.00 $4.00 $5.00 $6.00 Current 2012 2013 2014 Market Environment Update Oil Strip Rising, While Gas Continues to Fall WTI Prices Over Next Three Years WTI Strip at Various Dates Henry Hub Prices Over Next Three Years Henry Hub Strip at Various Dates 5 _______________________________ Source: Bloomberg as of January 13, 2012. 1/13/2012 1/13/2012 $79.97 $83.22 $84.59 $85.63 $94.31 $97.71 $99.53 $91.70 $77.72 $92.86 $94.27 $97.16 $98.58 $70.00 $80.00 $90.00 $100.00 $110.00 2011 2012 2013 2014 2015 Current 12/ 8/ 2011 9/ 30/ 2011

Venoco Overview

Stock Price Volume (000s) $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 Jan-09 Jul-09 Jan-10 Jul-10 Jan-11 Jul-11 Jan-12 0 1,200 2,400 3,600 4,800 6,000 Venoco Overview VQ Historical Stock Price / Trading Performance Stock Price Histogram (Since January 1, 2009) Historical Stock Price Performance (Since January 1, 2009)(1) _______________________ Source: FactSet. Note: Market data as of January 13, 2012. (1) Excludes intraday trading lows. (2) Last trading day prior to receipt of initial proposal from Timothy Marquez. Venoco Closing Stock Price 50-Day Rolling Average Trading Volume 6 8/26/11 (2) $8.98 1/13/12 $7.69 Since Since 8/26/11 3-Month 6-Month 12-Month 1/1/09 High $11.58 $10.82 $14.75 $22.22 $22.22 Average $8.82 $8.40 $9.51 $12.89 $12.30 Low $6.56 $6.56 $6.56 $6.56 $2.15 (2) 19% 17% 14% 3% 47% 0% 10% 20% 30% 40% 50% < $12.50 $12.50 - $15.00 $15.00 - $17.50 $17.50 - $20.00 > $20.00

7.3x 5.5x 5.5x 5.5x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x Jan-09 Aug-09 Mar-10 Oct-10 Jun-11 Jan-12 Enterprise Value / NTM EBITDA 7.2x 4.9x 3.9x 3.3x 0.0x 3.0x 6.0x 9.0x 12.0x 15.0x Jan-09 Aug-09 Mar-10 Oct-10 Jun-11 Jan-12 Price / NTM CFPS Venoco Overview 2009 – 2012 YTD Historical Trading Multiples Historical Price / NTM CFPS Multiples – Last Three Years Enterprise Value / NTM EBITDA – Last Three Years 7 CA-Companies (1) Venoco Multiple Oil-Weighted Companies (2) Gas-Weighted Companies (3) ____________________ Note: Market data as of January 13, 2012. Estimates per FactSet consensus. (1) Includes BRY, OXY, PXP and WRES. (2) Includes: AREX, CLR, CXO, CWEI, DNR, KOG, OAS, and WLL. (3) Includes: ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST. Current (1/13/12) Average 3-Year 2-Year 1-Year 6-Month Venoco 4.5x 5.0x 4.5x 3.4x CA Companies (1) 5.7x 5.7x 5.7x 4.8x Oil Weighted Companies(2) 7.4x 7.7x 7.6x 6.3x Gas Weighted Companies(3) 4.4x 4.6x 4.5x 3.7x Average 3-Year 2-Year 1-Year 6-Month Venoco 6.5x 6.6x 6.0x 5.2x CA Companies (1) 6.1x 6.2x 6.3x 5.6x Oil Weighted Companies(2) 7.7x 7.8x 7.4x 6.6x Gas Weighted Companies(3) 5.5x 5.6x 5.6x 4.9x Current (1/13/12)

Firm Date Rating Target Keybanc Capital Markets 01/12/12 Buy $13.00 Pritchard Capital Partners 01/06/12 Buy 15.00 Global Hunter Securities 01/06/12 Overweight 12.50 BMO Capital Markets 01/04/12 Hold 8.00 Jefferies 12/23/11 Hold 10.00 Credit Suisse 12/14/11 Hold 10.00 J.P. Morgan(1) 08/30/11 Sell 22.00 Wells Fargo(1) 08/29/11 Hold 13.00 Mean Target Premium to Current Stock Price: Mean Selected Targets: $11.42 Venoco 48%Current Stock Price: $7.69 CA Companies (2) 33% Oil Weighted Companies (3) 19% Gas Weighted Companies (4) 53% 4 4 4 4 4 4 5 4 4 4 3 4 7 7 7 7 8 9 7 8 8 8 8 6 1 2 2 2 1 1 1 1 1 1 2 2 0% 20% 40% 60% 80% 100% Current 12/11 11/11 10/11 9/11 8/11 7/11 6/11 5/11 4/11 3/11 2/11 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 ZZ 12 13 13 13 13 13 14 13 13 13 13 12 Target Stock Price Selected Research Analyst Views on Venoco ____________________ Source: FactSet. Note: Market data as of January 13, 2012. (1) J.P. Morgan and Wells Fargo are not included in mean calculations because they have not issued a new stock price target since August 30th, 2011 and August 29th, 2011, respectively. (2) Includes BRY, OXY, PXP and WRES. (3) Includes: AREX, CLR, CXO, CWEI, DNR, KOG, OAS and WLL. (4) Includes: ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST. Venoco Overview Hold Sell Buy # of Brokers Closing Stock Price Target Stock Price 8 Analyst Recommendations (1) (1) (1)

Venoco Business Plan

9 Venoco Business Plan Comparison of Management Case and Wall Street Consensus . Company management prepared a business plan dated December 6, 2011 . Management Case reflects NYMEX strip as of January 13, 2012 (1) ____________________ Source: Company management and FactSet. (1) Current NYMEX strip (January 2012 to December 2015) as of January 13, 2012. (2) Based on FactSet consensus estimates as of January 13, 2012. (3) Discretionary cash flow less capital expenditures. 2011E-2015E 2011E 2012E 2013E 2014E 2015E CAGR / Total Total Production (MBoepd) Management Case 17.5 18.4 20.8 27.6 29.9 14% Wall Street Consensus (2) 17.5 17.9 18.6 EBITDA ($MM) Management Case 203 274 392 529 581 30% Wall Street Consensus (2) 195 228 260 Discretionary Cash ($MM) Management Case 101 209 327 465 518 50% Wall Street Consensus (2) 110 157 202 Capital Expenditures ($MM) Management Case 251 254 280 315 338 1,438 Wall Street Consensus (2) 238 275 267 Free Cash Flow ($MM) (3) Management Case (150) (44) 47 150 180 182 Wall Street Consensus (2) (128) (118) (64)

$56 $98 $89 $61 $66 $40 $51 $88 $104 $88 $113 $125 $155 $15 $12 $26 $27 $26 $26 $26 $251 $254 $280 $315 $338 $39 $107 $0 $100 $200 $300 $400 2011E 2012E 2013E 2014E 2015E 7.1 8.1 10.1 11.5 11.7 10.4 9.9 9.3 9.8 9.9 1.2 2.2 3.2 4.0 5.0 17.5 18.4 20.8 27.6 29.9 0.3 0.0 10.0 20.0 30.0 40.0 50.0 2011E 2012E 2013E 2014E 2015E Capex ($MM) 10 Venoco Business Plan Management Case Capex and Production Capitalized G&A Hastings Field Monterey Shale Sacramento Basin Southern California Legacy Capitalized G&A Hastings Field Monterey Shale Sacramento Basin Southern California Legacy ____________________ Source: Company management. 2011 – 2015 CAG R: 14% Production (MBoepd)

20.8 18.6 30.3 0 10 20 30 40 Management Case Wall Street Consensus Reserve Report $280 $267 $272 0 100 200 300 400 $500 Management Case Wall Street Consensus Reserve Report $254 $275 $233 0 100 200 300 400 $500 Management Case Wall Street Consensus Reserve Report 11 Venoco Business Plan Comparison of Projections vs. Venoco Reserve Report ____________________ Source: Company management, FactSet. (1) D&M engineered reserve reports as of December 31, 2010, June 30, 2011 and September 30, 2011. (2) Based on FactSet consensus estimates as of January 13, 2012. (3) Includes 1.6 MBoepd of production / $40 million of capital expenditures in 2012 and 2.3 MBoepd of production / $40 million of capital expenditures in 2013 from the Monterey Shale development model (6-rig case), per Company management. (2) (3) 2013E Production (MBoepd) 2012E Production (MBoepd) 2012E Capital Expenditures ($MM) 2013E Capital Expenditures ($MM) (2) (3) (2) (3) (2) (3) (1) 18.4 17.9 22.7 0 10 20 30 40 Management Case Wall Street Consensus Reserve Report

Mar 2011 Jun 2011 Sep 2011 Dec 2011 15.0 16.0 17.0 18.0 19.0 20.0 Wall Street Consensus Management Guidance Mar 2011 Jun 2011 Sep 2011 Dec 2011 15.0 16.0 17.0 18.0 19.0 20.0 21.0 22.0 Wall Street Consensus Mar 2011 Jun 2011 Sep 2011 Dec 2011 200 225 250 275 $300 Wall Street Consensus Mar 2011 Jun 2011 Sep 2011 Dec 2011 150 175 200 225 $250 Wall Street Consensus 12 Venoco Business Plan Comparison Comparison of Management Guidance and Consensus Estimates 2012E Production (MBoepd) 2012E EBITDA ($MM) 2011E Production (MBoepd) 2011E EBITDA ($MM) ____________________ Source: FactSet, Company investor presentations, Company management, and Wall Street research. Management Case: 17.5 Management Case: 18.4 Management Case: $203 Management Case: $224

Financial Analysis

$11.59 $4.75 $7.55 $11.87 $8.62 $6.95 $17.99 $9.25 $14.89 $21.27 $13.03 $18.36 $15.93 $14.30 $11.87 $27.11 $19.56 $10.25 $12.64 $7.00 $14.34 $9.25 $0.00 $10.00 $20.00 $30.00 $40.00 Strip Pricing (Esc.) $80.00 / $3.50 (Price Case I) $90.00 / $4.50 (Price Case II) $100.00 / $5.50 (Price Case III) Selected Property Transactions Analysis Management Case Wall Street Estimates Management Case Wall Street Estimates Management Case Wall Street Estimates Implied Equity Value Reference Range ($ per Share) Discounted Cash Flow Analysis (5-Year Basis) 13 Financial Analysis Summary Reference Ranges Implied Equity Value per Share Reference Range as of January 13, 2012 ____________________ Source: Company management. Note: Based on 61.6 million diluted shares as of January 13, 2012 calculated using the treasury method, per Company management. Cash flow per share estimates per Company management. Strip Escalated Pricing Case assumes average historical pricing for October 1, 2011 to December 31, 2011 for 2011. Pricing of $94.03/Bbl and $3.33/MMBtu for 2011, $99.55/Bbl and $2.98/MMBtu for 2012, $97.69/Bbl and $3.73/MMBtu for 2013, $96.43/Bbl and $4.19/MMBtu for 2014, $94.43/Bbl and $4.51/MMBtu for 2015, escalated at 3.0% per year thereafter. Discounted Cash Flow Analysis (Life-of-Field Basis) Jan. 13, 2012 Closing Stock Price: $7.69 Transaction Price: $12.50 Selected Company Transactions Analysis Selected Public Companies Analysis Implied Multiple per Methodology 2011E CFPS 10.9x 5.6x 9.0x 12.9x 7.9x 11.2x 9.7x 8.7x 7.2x 16.5x 11.9x 7.0x 2.9x 5.6x 8.7x 4.6x 7.2x 6.2x 5.2x 4.3x 7.7x 4.2x 2012E CFPS 5.3x 2.7x 4.4x 6.3x 3.8x 5.4x 4.7x 4.2x 3.5x 8.0x 5.8x 3.4x 1.4x 2.7x 4.2x 2.2x 3.5x 3.0x 2.5x 2.1x 3.7x 2.0x

14 Financial Analysis Implied Equity Value Reference Range (“RR”) ($ per share) ____________________ (1) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011. (2) Based on D&M engineered reserve report as of June 30, 2011, rolled forward to September 30, 2011. (3) Based on D&M engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011. (4) Based on VQ engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011 (includes West Hastings and East Hastings “Most Likely” CO2 flood case). (5) Based on VQ engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011. (6) Based on VQ engineered reserve reports rolled forward to September 30, 2011 (upside projects include Beverly Hills Lease Extension, Beverly Hills MEOR, Platform Grace RTP, additional Monterey locations at Sockeye Field, and West Montalvo waterflood). (7) Based on the NPV of after-tax cash flows discounted at 25.0% - 30.0% from Monterey Shale development model (6-rig case), per Company management. (8) Based on Net Operating Loss and Alternative Minimum Tax carryforwards of $196.8 million and $9.9 million, respectively, as of December 31, 2010, per Company management. Based on the NPV of after-tax cash flows discounted at 8.0% - 10.0%. (9) Based on the NPV of after-tax hedge position using discount rates of 8.0% - 10.0%, per Company management. (10) Based on the NPV of after-tax G&A expense using discount rates of 8.0% - 10.0%, per Company management. (11) Based on Venoco’s balance sheet at September 30, 2011. (12) Adjusted for mark-to-market accounting of commodity derivatives, based on Venoco’s balance sheet at September 30, 2011. (13) Based on 61.6 million diluted shares calculated using the treasury method, per Company management. Discounted Cash Flow Analysis (Life-of-Field Basis) Life-of-Field Basis A B C D E F G H I Selected Reference Ranges - After-Tax ($MM) Reserves RR ($/Boe) RR ($/Share) Category / Description Discount Rates $80.00 / $3.50 $90.00 / $4.50 $100.00 / $5.50 Strip Escalated MMBoe Strip Escalated Strip Escalated Proved Developed Producing (1) 8.0% - 10.0% $418 - $458 $521 - $572 $623 - $686 $542 - $602 39 $13.87 - $15.40 $8.80 - $9.77 Proved Developed Non-Producing (1) 9.0% - 11.0% 51 - 57 67 - 74 84 - 92 67 - 75 8 8.77 - 9.78 1.09 - 1.21 Proved Undeveloped (1) 10.0% - 15.0% 357 - 479 419 - 569 504 - 684 464 - 634 45 10.38 - 14.19 7.53 - 10.29 Proved Reserve Value Reference Range $826 - $994 $1,007 - $1,215 $1,211 - $1,462 $1,073 - $1,310 91 $11.02 - $13.30 $17.41 - $21.27 Probable (2) 15.0% - 20.0% 136 - 184 164 - 220 193 - 264 179 - 243 27 6.51 - 8.85 2.90 - 3.94 Possible (3) 20.0% - 25.0% 18 - 25 22 - 32 28 - 39 24 - 34 7 3.49 - 4.99 0.39 - 0.55 3P Reserve Value Reference Range $980 - $1,203 $1,193 - $1,467 $1,432 - $1,764 $1,276 - $1,587 126 $10.15 - $12.63 $20.70 - $25.76 Hastings Tertiary Recovery (4) 25.0% - 30.0% 57 - 78 73 - 98 89 - 119 75 - 102 31 2.43 - 3.32 1.21 - 1.66 West Hastings Non-Shale Upside (5) 30.0% - 35.0% 7 - 9 8 - 11 10 - 13 9 - 12 4 2.54 - 3.41 0.15 - 0.19 Southern California Legacy Upside (6) 25.0% - 30.0% 18 - 25 22 - 31 27 - 38 25 - 35 9 2.85 - 4.00 0.41 - 0.57 Monterey Shale Exploration Potential (7) 25.0% - 30.0% 36 - 66 68 - 111 100 - 155 78 - 124 178 0.44 - 0.70 1.26 - 2.01 Total Reserve Value Reference Range $1,098 - $1,381 $1,365 - $1,718 $1,657 - $2,089 $1,462 - $1,860 346 $4.22 - $5.37 $23.73 - $30.20 NOL and AMT Tax Attributes (8) 52 - 56 52 - 56 52 - 56 52 - 56 0.85 - 0.91 Hedging (9) (29) - (30) (19) - (19) 3 - 3 28 - 29 0.46 - 0.47 G&A Expense (10) (134) - (143) (134) - (143) (134) - (143) (134) - (143) (2.18) - (2.32) Implied Enterprise Value Reference Range $987 - $1,264 $1,264 - $1,611 $1,578 - $2,005 $1,408 - $1,802 $22.86 - $29.26 Adjusted for: Long-Term Debt at 9/30/11 (11) (682) - (682) (682) - (682) (682) - (682) (682) - (682) (11.07) - (11.07) Net Working Capital at 9/30/11 (12) (12) - (12) (12) - (12) (12) - (12) (12) - (12) (0.20) - (0.20) Equity Value Reference Range ($MM) $293 - $570 $570 - $917 $884 - $1,311 $714 - $1,108 $11.59 - $17.99 Implied Equity Value Reference Range ($ per share) (13) $4.75 - $9.25 $9.25 - $14.89 $14.34 - $21.27 $11.59 - $17.99 $11.59 - $17.99

Financial Analysis
By-Area and By-Category Reserve Value Reference Range ("RR")

Life-of-Field Basis

Category and Area	Selected Discount Rates		A-Tax RR ($MM) Strip Escalated		Reserves MMBoe	RR ($/Boe) Strip Escalated		RR ($/Share) [1] Strip Escalated	
Southern California Legacy									
Proved Developed Producing	8.0% -	10.0%	$464 -	$516	26	$18.04 -	$20.03	$7.54 -	$8.37
Proved Non-Producing	9.0% -	11.0%	26 -	29	1	24.85 -	27.65	0.42 -	0.47
Proved Undeveloped	10.0% -	15.0%	463 -	629	25	18.17 -	24.68	7.52 -	10.21
Probable	15.0% -	20.0%	179 -	243	19	9.50 -	12.89	2.90 -	3.94
Possible	20.0% -	25.0%	20 -	29	4	4.58 -	6.65	0.33 -	0.48
Southern California Legacy Upside	25.0% -	30.0%	25 -	35	9	2.85 -	4.00	0.41 -	0.57
Total Southern California Legacy Reserves			**$1,178 -**	**$1,481**	**84**	**$13.97 -**	**$17.57**	**$19.12 -**	**$24.04**
Sacramento Basin									
Proved Developed Producing	8.0% -	10.0%	$49 -	$53	12	$4.12 -	$4.45	$0.80 -	$0.86
Proved Non-Producing	9.0% -	11.0%	41 -	46	7	6.22 -	6.95	0.67 -	0.74
Proved Undeveloped	10.0% -	15.0%	0 -	4	19	0.02 -	0.23	0.01 -	0.07
Probable	15.0% -	20.0%	0 -	0	9	0.00 -	0.01	0.00 -	0.00
Possible	20.0% -	25.0%	4 -	5	2	1.52 -	1.97	0.06 -	0.08
Total Sacramento Basin D&M Reserves			**$94 -**	**$108**	**49**	**$1.93 -**	**$2.22**	**$1.53 -**	**$1.76**
Hastings									
Proved Developed Producing	8.0% -	10.0%	$27 -	$31	1	$20.16 -	$23.50	$0.44 -	$0.51
Hastings Tertiary Recovery	25.0% -	30.0%	75 -	102	31	2.43 -	3.32	1.21 -	1.66
West Hastings Non-Shale Upside	30.0% -	35.0%	9 -	12	4	2.54 -	3.41	0.15 -	0.19
Total Hastings Reserves			**$111 -**	**$146**	**36**	**$3.10 -**	**$4.09**	**$1.80 -**	**$2.37**
Engineered Reserve Value Reference Range			**$1,383 -**	**$1,735**	**169**	**$8.20 -**	**$10.28**	**$22.44 -**	**$28.16**
Monterey Shale Exploration Potential [2]	25.0% -	30.0%	$79 -	$126	178	$0.45 -	$0.71	$1.28 -	$2.04
Total Reserve Value Reference Range			**$1,462 -**	**$1,860**	**346**	**$4.22 -**	**$5.37**	**$23.73 -**	**$30.20**

Note: NYMEX strip pricing as of January 13, 2012.
(1) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.
(2) Includes 76 MBoe of proved developed producing reserves per the D&M-engineered proved reserve report as of September 30, 2011.

15

Bank of America Merrill Lynch

Financial Analysis

Sum-of-the-Parts Selected Property Transactions Analysis

Measure	Venoco Data	Selected Parameters			Implied Enterprise Value Reference Range ($MM)	
Proved Reserves at 9/30/11 (MMBoe) [1]						
Southern California Legacy	52.3	$12.50	-	$17.50	$654 -	$915
Sacramento Basin	37.7	$6.00	-	$9.00	226 -	339
Total Proved Reserves	**90.0**				**$880 -**	**$1,254**
Current Net Production 3Q 2011 (MBoepd) [2]						
Southern California Legacy	6.9	$125,000	-	$140,000	$866 -	$970
Sacramento Basin	10.3	$25,000	-	$30,000	258 -	310
Total Production	**17.3**				**$1,124 -**	**$1,280**
Composite Reference Range ($MM)					**$1,000 -**	**$1,250**
Hastings Tertiary Recovery [3]					111 -	146
Southern California Legacy Upside [4]					25 -	35
Monterey Shale Exploration Potential [5]					78 -	124
Total Upstream Reference Range ($MM)					**$1,213 -**	**$1,555**
NOL and AMT Tax Attributes [6]					52 -	56
Hedging [7]					28 -	29
G&A Expense [8]					(134) -	(143)
Implied Enterprise Value Reference Range					**$1,160 -**	**$1,497**
Adjusted for:						
Long-Term Debt as of 9/30/11 [9]					($682) -	($682)
Net Working Capital as of 9/30/11 [10]					(12) -	(12)
Implied Equity Value Reference Range ($MM)					**$465 -**	**$803**
Implied Equity Value Reference Range - $ per Share [11]					**$7.55 -**	**$13.03**

(1) Based on D&M engineered reserve report as of September 30, 2011. Does not include 1.4 MMBoe of proved reserves associated with Monterey and Hastings.
(2) Based on 3Q 2011 net production volumes, per November 1, 2011 Venoco press release.
(3) Based on VQ engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011 (includes West Hastings and East Hastings "Most Likely" CO_2 flood case and West Hastings non-shale upside).
(4) Based on VQ engineered reserve reports rolled forward to September 30, 2011 (upside projects include Beverly Hills Lease Extension, Beverly Hills MEOR, Platform Grace RTP, additional Monterey locations at Sockeye Field, and West Montalvo waterflood).
(5) Based on the NPV of after-tax cash flows discounted at 25.0% - 30.0% from Monterey Shale development model (6-rig Case), per Company management.
(6) Based on Net Operating Loss and Alternative Minimum Tax carryforwards of $196.8 million and $9.9 million, respectively, as of December 31, 2010, per Company management. Based on the NPV of after-tax cash flows discounted at 8.0% - 10.0%.
(7) Based on the NPV of after-tax hedge position using discount rates of 8.0% - 10.0%, per Company management.
(8) Based on the NPV of after-tax G&A expense using discount rates of 8.0% - 10.0%, per Company management.
(9) Based on Venoco's balance sheet at September 30, 2011.
(10) Adjusted for mark-to-market accounting of commodity derivatives, based on Venoco's balance sheet at September 30, 2011.
(11) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

16

Bank of America Merrill Lynch

Selected Property Transactions Selected California Property Transactions ____________________ Source: JS Herold transaction database. Only includes transactions with disclosed reserves or production values. Does not include transactions of less than $10 MM. Note: “N/A” denotes data not publicly available. (1) Adjusted purchase price metrics normalized to current pricing based on NYMEX 12-month strip pricing as of January 13, 2012. 17 Financial Analysis A B C D E F G H I J K L M N Transaction Proved Current Purchase Price / 12-Month Adjusted Purchase Price (1) / Date Value Reserves Production Reserves Production Oil Dvlpd. R/P Oil Strip Reserves Production Announced Buyers Sellers $ MM MBoe Boe/d ($/Boe) ($/Boe/d) % % Years $ / Bbl ($/Boe) ($/Boe/d) Oil-Weighted Transactions 04/15/10 Hanwha Group Proteus Energy Corporation $29 N/A 250 N/A $116,000 100% N/A N/A 89.44 N/A 129,104 05/21/08 Undisclosed Pacific Energy Resources 135 10,751 804 12.56 167,910 100% 32% 36.6 134.12 9.32 124,630 03/19/07 Venoco, Inc. Berry Petroleum Company 61 7,000 700 8.76 87,571 100% N/A 27.4 62.70 13.90 139,040 08/07/06 Occidental Petroleum Plains Exploration 865 56,000 8,767 15.45 98,664 N/A N/A 17.5 79.96 N/A N/A 07/24/06 Linn Energy Blacksand Energy 291 31,333 2,192 9.29 132,769 90% 88% 39.0 77.20 11.36 162,396 05/22/06 Pacific Energy Resources Carneros Energy, Inc. 25 1,490 325 16.91 77,538 100% N/A 12.6 72.13 23.34 107,006 12/12/05 Warren Resources Global Oil; Wilmington 23 19,800 338 1.16 68,047 100% 9% 160.5 63.52 1.82 106,634 03/15/05 Plains Exploration Bentley-Simonson 119 17,400 2,000 6.84 59,500 82% N/A 23.8 55.12 10.86 94,461 12/02/04 Pacific Energy Resources PetroCal 29 N/A 400 N/A 71,500 100% N/A N/A 42.81 N/A 166,270 11/30/04 Warren Resources Magness Petroleum 15 4,217 219 3.51 67,525 100% N/A 52.7 47.80 7.31 140,636 09/30/04 Dos Cuadras Offshore Plains Exploration 113 36,000 N/A 3.13 N/A N/A 72% N/A 46.39 N/A N/A 09/13/04 BreitBurn Energy Undisclosed 45 11,332 1,340 3.97 33,582 100% 100% 22.2 41.79 9.46 79,987 08/10/04 E & B Natural Resources Hallador Petroleum 21 N/A 796 N/A 26,810 N/A N/A N/A 41.80 N/A N/A Max $865 56,000 8,767 $16.91 $167,910 100% 100% 160.5 $134.12 $23.34 $166,270 Mean 136 19,532 1,511 8.16 83,951 97% 60% 43.6 65.75 10.92 125,016 Median 45 14,366 748 7.80 74,519 100% 72% 27.4 62.70 10.16 126,867 Min 15 1,490 219 1.16 26,810 82% 9% 12.6 41.79 1.82 79,987 Gas-Weighted Transactions 02/24/11 Occidental Petroleum Rosetta Resources $200 N/A 6,283 N/A $31,830 0% N/A N/A 100.16 N/A 20,874 02/20/09 Venoco, Inc. Aspen Exploration 21 3,000 500 7.13 42,800 0% N/A 16.4 45.50 4.45 26,693 04/02/07 Rosetta Resources Output Exploration, LLC 39 1,633 517 23.69 74,903 0% N/A 8.7 69.24 8.19 25,877 02/14/07 Venoco, Inc. Undisclosed 24 3,167 N/A 7.58 N/A 0% 53% N/A 60.72 2.80 N/A Max $200 3,167 6,283 $23.69 $74,903 0% 53% 16.4 $100.16 $8.19 $26,693 Mean 71 2,600 2,433 12.80 49,844 0% 53% 12.5 68.91 5.15 24,481 Median 31 3,000 517 7.58 42,800 0% 53% 12.5 64.98 4.45 25,877 Min 21 1,633 500 7.13 31,830 0% 53% 8.7 45.50 2.80 20,874 Max - All Transactions $865 56,000 8,767 $23.69 $167,910 100% 100% 160.5 $134.12 $23.34 $166,270 Mean - All Transactions 121 15,625 1,695 9.23 77,130 69% 59% 37.9 66.49 9.35 101,816 Median - All Transactions 39 10,751 700 7.58 71,500 100% 63% 23.8 62.70 9.32 107,006 Min - All Transactions 15 1,490 219 1.16 26,810 0% 9% 8.7 41.79 1.82 20,874

Financial Analysis

Selected Company Transactions Analysis – Management Case

Measure	Venoco Data	Selected Parameters			Implied Enterprise Value Reference Range ($MM)		
Purchase Price / 2011E Discretionary Cash Flow ($MM) [1][2]	$101	6.5x	-	7.5x	$1,328	-	$1,429
Purchase Price / 2012E Discretionary Cash Flow ($MM) [1][2]	$209	5.5x	-	6.5x	1,820	-	2,029
Total Investment / 2011E EBITDA ($MM) [2]	$203	6.5x	-	8.0x	$1,323	-	$1,628
Total Investment / 2012E EBITDA ($MM) [2]	$274	6.0x	-	7.0x	1,645	-	1,919
Total Investment / Proved Reserves (MMBoe) [3]	91.4	$15.00	-	$20.00	$1,371	-	$1,828
Total Investment / Current Production (MBoepd) [4]	17.3	$75,000	-	$100,000	1,295	-	1,727
Implied Enterprise Value Reference Range ($MM)					**$1,400**	**-**	**$1,800**
Adjusted for:							
Long-Term Debt as of 9/30/11 [5]					($682)	-	($682)
Net Working Capital as of 9/30/11 [5]					13	-	13
Implied Equity Value Reference Range ($MM)					**$731**	**-**	**$1,131**
Implied Equity Value Reference Range - $ per Share [6]					**$11.87**	**-**	**$18.36**

Source: Company management.

(1) Implied Enterprise Value Reference Range adjusted for $682 million of debt and $13 million working capital surplus, per Company management.
(2) Cash flow and EBITDA estimates per Management Case based on NYMEX strip pricing as of January 13, 2012.
(3) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011.
(4) Based on 3Q 2011 net production volumes, per November 1, 2011 Venoco press release.
(5) Based on Venoco's balance sheet at September 30, 2011.
(6) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

18

Bank of America Merrill Lynch

Financial Analysis

Selected Company Transactions Analysis – Wall Street Estimates

Measure	Venoco Data	Selected Parameters			Implied Enterprise Value Reference Range ($MM)		
Purchase Price / 2011E Discretionary Cash Flow ($MM) [1][2]	$110	6.5x	-	7.5x	$1,382	-	$1,492
Purchase Price / 2012E Discretionary Cash Flow ($MM) [1][2]	$157	5.5x	-	6.5x	1,532	-	1,689
Total Investment / 2011E EBITDA ($MM) [2]	$195	6.5x	-	8.0x	$1,269	-	$1,562
Total Investment / 2012E EBITDA ($MM) [2]	$228	6.0x	-	7.0x	1,367	-	1,595
Total Investment / Proved Reserves (MMBoe) [3]	91.4	$15.00	-	$20.00	$1,371	-	$1,828
Total Investment / Current Production (MBoepd) [4]	17.3	$75,000	-	$100,000	1,295	-	1,727
Implied Enterprise Value Reference Range ($MM)					**$1,300**	-	**$1,650**
Adjusted for:							
Long-Term Debt as of 9/30/11 [5]					($682)	-	($682)
Net Working Capital as of 9/30/11 [5]					13	-	13
Implied Equity Value Reference Range ($MM)					**$631**	-	**$981**
Implied Equity Value Reference Range - $ per Share [6]					**$10.25**	-	**$15.93**

Source: FactSet.

(1) Implied Enterprise Value Reference Range adjusted for $682 million of debt and $13 million of working capital surplus, per Company management.
(2) Cash flow and EBITDA estimates per FactSet consensus as of January 13, 2012.
(3) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011.
(4) Based on 3Q 2011 net production volumes, per November 1, 2011 Venoco press release.
(5) Based on Venoco's balance sheet at September 30, 2011.
(6) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

19

Bank of America Merrill Lynch

Financial Analysis

Selected Company Transactions (1)

Selected Corporate Transactions of Between $750 Million and $5.0 Billion (2004 – 2011 YTD)

A	B	C	D	E	F	G	H	I	J	K	L	M
				Equity Purchase Price / DsCF		Total Investment/ EBITDA		Total Investment/			Adjusted Purchase Price (1) /	
Date Announced	Acquiring / Target Company	Equity Purchase Price	Total Investment	Current Year	Forward Year	Current Year	Forward Year	Reserves ($/Boe)	Production ($/Boepd)	% Oil	Reserves ($/Boe)	Production ($/Boepd)
10/17/11	Statoil / Brigham	$4,405	$4,642	14.3x	7.7x	14.8x	7.8x	$69.50	$221,071	78%	$82.08	$261,099
11/09/10	Chevron / Atlas Energy	3,200	4,300	17.0	13.9	17.6	15.6	18.18	193,200	1%	10.08	107,128
04/15/10	Apache / Mariner Energy	2,656	3,869	5.1	3.8	6.3	4.9	21.35	61,399	35%	19.12	54,967
04/04/10	SandRidge Energy / Arena Resources	1,599	1,535	9.9	7.9	9.8	8.0	18.36	154,367	86%	20.40	171,519
11/01/09	Denbury Resources / Encore	2,829	4,534	6.5	6.1	9.4	8.4	20.27	104,741	56%	21.24	109,732
04/30/08	Stone Energy / Bois d'Arc Energy	1,736	1,750	5.2	4.9	5.1	4.7	26.88	78,407	43%	16.25	47,398
07/17/07	Plains E&P / Pogo Producing Co.	3,594	3,740	5.8	7.2	5.7	6.3	14.91	66,567	35%	12.10	54,012
01/07/07	Forest Oil Corp. / Houston Exploration	1,552	1,817	4.1	3.8	3.7	3.9	14.55	47,065	4%	6.35	20,527
06/23/06	Anadarko Petroleum / Western Gas	4,776	5,289	10.4	9.7	10.4	8.9	24.06	160,874	3%	8.61	57,569
04/21/06	Petrohawk Energy / KCS Energy	1,587	1,951	5.3	4.5	5.6	4.7	21.25	64,932	12%	8.87	27,101
01/23/06	Helix Energy / Remington Oil & Gas	1,397	1,339	6.4	4.5	6.2	4.4	25.73	87,729	40%	20.27	69,118
10/13/05	Occidental / Vintage Petroleum	3,508	4,134	7.6	6.8	7.0	6.1	9.48	47,576	68%	10.42	52,297
09/19/05	Norsk Hydro ASA / Spinnaker	2,450	2,550	7.6	6.2	7.8	5.9	36.24	95,082	46%	28.00	73,466
09/12/05	Mariner Energy / Forest Oil	1,427	1,427	NA	NA	NA	NA	19.72	28,110	NA	NA	NA
01/26/05	Cimarex Energy / Magnum Hunter	1,452	2,102	4.8	4.6	6.6	5.6	11.73	48,018	39%	13.23	54,144
12/16/04	Noble Energy / Patina Oil & Gas	2,755	3,189	7.9	7.4	8.0	7.6	12.42	64,811	32%	12.65	65,994
05/04/04	Pioneer / Evergreen Resources	1,751	2,085	10.2	8.7	10.1	8.4	8.28	82,724	1%	3.66	36,522
04/15/04	EnCana / Tom Brown	2,333	2,708	6.5	7.0	6.7	6.8	13.74	50,000	8%	8.67	31,537
04/07/04	Kerr-McGee / Westport	2,543	3,675	4.4	4.5	5.9	5.8	11.04	46,734	24%	11.06	46,836
02/12/04	Plains E&P / Nuevo Energy Company	594	995	4.0	4.8	5.5	6.3	3.96	19,740	88%	11.11	55,399
	Max	$4,776	$5,289	17.0x	13.9x	17.6x	15.6x	$69.50	$221,071	88%	$82.08	$261,099
	Mean	$2,407	$2,882	7.5x	6.5x	8.0x	6.9x	$20.08	$86,157	37%	$17.06	$73,493
	Median	$2,391	$2,629	6.5x	6.2x	6.7x	6.3x	$18.27	$65,750	35%	$12.10	$54,967
	Min	$594	$995	4.0x	3.8x	3.7x	3.9x	$3.96	$19,740	1%	$3.66	$20,527

Source: Press releases, investor presentations and other public disclosures.
Note: "NA" denotes data not publicly available.
(1) Adjusted purchase price metrics normalized to current pricing based on NYMEX 12-month strip pricing as of January 13, 2012.

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Bank of America Merrill Lynch

Financial Analysis

Selected Public Companies Analysis – Management Case

Measure	Venoco Data	Selected Parameters	Implied Enterprise Value Reference Range ($MM)
Market Value / 2011E Discretionary Cash Flow ($MM) (1)(2)	$101	4.5x - 5.5x	$1,125 - $1,227
Market Value / 2012E Discretionary Cash Flow ($MM) (1)(2)	$209	3.0x - 4.0x	1,297 - 1,506
Enterprise Value / 2011E EBITDA ($MM) (2)	$203	5.5x - 7.0x	$1,119 - $1,424
Enterprise Value / 2012E EBITDA ($MM) (2)	$274	4.5x - 5.5x	1,234 - 1,508
Enterprise Value / Proved Reserves (MMBoe) (3)	91.4	$16.00 - $20.00	$1,462 - $1,828
Enterprise Value / 2011E Production (MBoepd) (2)	17.5	$80,000 - $95,000	1,400 - 1,663
Enterprise Value / 2012E Production (MBoepd) (2)	18.4	$75,000 - $90,000	1,377 - 1,652
Implied Enterprise Value Reference Range ($MM)			**$1,200 - $1,550**
Adjusted for:			
Long-Term Debt as of 9/30/11 (4)			($682) - ($682)
Net Working Capital as of 9/30/11 (4)			13 - 13
Implied Equity Value Reference Range ($MM)			**$531 - $881**
Implied Equity Value Reference Range - $ per Share (5)			**$8.62 - $14.30**

Source: Company management.

1. *Implied Enterprise Value Reference Range adjusted for $682 million of debt and $13 million working capital surplus, per Company management.*
2. *Cash flow and EBITDA estimates per Management Case based on NYMEX strip pricing as of January 13, 2012.*
3. *Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011.*
4. *Based on Venoco's balance sheet at September 30, 2011.*
5. *Based on 61.6 million diluted shares calculated using the treasury method, per Company management.*

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Financial Analysis

Selected Public Companies Analysis – Wall Street Estimates

Measure	Venoco Data	Selected Parameters	Implied Enterprise Value Reference Range ($MM)
Market Value / 2011E Discretionary Cash Flow ($MM) [1][2]	$110	4.5x - 5.5x	$1,163 - $1,272
Market Value / 2012E Discretionary Cash Flow ($MM) [1][2]	$157	3.0x - 4.0x	1,140 - 1,297
Enterprise Value / 2011E EBITDA ($MM) [2]	$195	5.5x - 7.0x	$1,074 - $1,367
Enterprise Value / 2012E EBITDA ($MM) [2]	$228	4.5x - 5.5x	1,026 - 1,253
Enterprise Value / Proved Reserves (MMBoe) [3]	91.4	$16.00 - $20.00	$1,462 - $1,828
Enterprise Value / 2011E Production (MBoepd) [2]	17.5	$80,000 - $95,000	1,401 - 1,663
Enterprise Value / 2012E Production (MBoepd) [2]	17.9	$75,000 - $90,000	1,345 - 1,614
Implied Enterprise Value Reference Range ($MM)			**$1,100 - $1,400**
Adjusted for:			
Long-Term Debt as of 9/30/11 [4]			($682) - ($682)
Net Working Capital as of 9/30/11 [4]			13 - 13
Implied Equity Value Reference Range ($MM)			**$431 - $731**
Implied Equity Value Reference Range - $ per Share [5]			**$7.00 - $11.87**

Source: FactSet.

(1) *Implied Enterprise Value Reference Range adjusted for $682 million of debt and $13 million of working capital surplus, per Company management.*
(2) *Cash flow and EBITDA estimates per FactSet consensus as of January 13, 2012.*
(3) *Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011.*
(4) *Based on Venoco's balance sheet at September 30, 2011.*
(5) *Based on 61.6 million diluted shares calculated using the treasury method, per Company management.*

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Capital Market Comparison (dollars in millions, except per unit data) (1) Financial Analysis 23 ____________________ Source: FactSet as of January 13, 2012, Company management, and D&M engineered reserve report. Proved reserves as of December 31, 2010, pro forma for recent transactions. Venoco proved reserves as of 9/30/2011. Enterprise Value excludes non-E&P value. Note: “NM” denotes data not meaningful. A B C D E F G H I J K L M N O P Q R Closing Stock Equity Value / Enterprise Value to: 11E-12E Debt / Debt / Debt / Price as of Equity Ent. Cash Flow EBITDA Pvd. Rsvs. Prod'n ($ / Boe/d) R / P % % Prod. Book EBITDA Pvd. Rsvs. Selected Company 1/13/2012 Value Value 2011E 2012E 2011E 2012E ($ / Boe) 2011E 2012E (Years) Oil PUD Growth Cap 2011E ($ / Boe) California Companies Occidental Petroleum $97.62 $79,322 $81,153 7.2x 7.0x 5.5x 5.2x $22.53 $104,841 $98,871 12.5 74% 25% 6% 14% 0.4x $1.75 Plains E&P 35.97 5,072 8,195 4.9x 3.8x 6.5x 5.2x 19.69 83,713 82,523 10.8 54% 43% 1% 52% 3.0x 9.09 Berry Petroleum 43.30 2,348 3,684 5.3x 4.0x 6.6x 5.3x 13.59 103,089 92,410 20.1 61% 51% 12% 52% 2.4x 4.93 Warren Resources 2.95 211 278 4.9x 3.3x 5.8x 4.0x 12.85 57,753 52,045 12.1 47% 27% 11% 30% 1.5x 3.34 Mean 5.6x 4.5x 6.1x 4.9x $17.16 $87,349 $81,462 13.9 59% 37% 8% 37% 1.8x $4.78 Median 5.1x 3.9x 6.2x 5.2x 16.64 93,401 87,466 12.3 57% 35% 9% 41% 2.0x 4.14 Oil-Weighted Companies Continental Resources $72.29 $13,091 $13,945 11.1x 8.9x 11.2x 9.1x $33.12 $228,887 $177,651 17.4 63% 61% 29% 27% 0.7x $2.13 Concho Resources 99.69 10,433 12,727 8.8x 7.3x 9.7x 8.1x 35.20 197,430 164,611 13.6 65% 40% 20% 43% 1.7x 6.35 Denbury Resources 17.07 6,744 9,124 5.4x 5.4x 6.3x 6.2x 22.93 138,794 124,758 16.3 85% 40% 11% 33% 1.7x 6.04 Whiting Petroleum 49.81 5,857 7,076 4.7x 4.1x 5.3x 4.7x 23.21 102,046 89,129 11.8 83% 29% 14% 29% 0.9x 3.94 Oasis Petroleum 31.44 2,914 3,151 13.7x 6.6x 13.6x 6.6x 79.21 285,561 145,160 9.3 92% 57% 97% 38% 1.7x 10.06 Kodiak Oil & Gas 9.20 2,347 2,913 20.9x 5.4x NM NM 55.62 620,279 133,578 18.5 85% 66% 364% 56% 6.9x 12.41 Clayton Williams 74.87 911 1,389 3.7x 3.8x 5.4x 5.6x 27.21 93,240 86,210 9.4 74% 32% 8% 59% 2.0x 10.08 Approach Resources 31.55 906 1,027 12.3x 9.7x 13.5x 9.6x 17.19 158,980 123,954 24.6 52% 48% 28% 26% 1.6x 2.04 Mean 10.1x 6.4x 9.3x 7.1x $36.71 $228,152 $130,631 15.1 75% 47% 72% 39% 2.2x $6.63 Median 10.0x 6.0x 9.7x 6.6x 30.17 178,205 129,168 15.0 79% 44% 24% 35% 1.7x 6.19 Gas-Weighted Companies SM Energy $72.87 $4,784 $5,314 6.1x 4.4x 5.9x 4.5x $32.39 $70,940 $51,159 5.8 35% 30% 39% 38% 1.1x $5.99 Forest Oil 13.25 1,516 3,118 3.4x 3.2x 5.3x 5.3x 10.02 51,635 52,909 15.8 20% 39% (2%) 61% 3.2x 6.01 Rosetta Resources 44.15 2,388 2,531 7.7x 5.0x 8.0x 5.2x 38.03 92,315 64,883 7.1 48% 39% 42% 29% 0.8x 3.76 Bill Barrett 30.15 1,438 2,142 3.0x 3.0x 4.2x 3.9x 10.80 43,532 35,808 10.7 10% 55% 22% 39% 1.6x 4.08 Comstock Resources 13.60 648 1,337 2.2x 1.6x 4.1x 3.1x 7.63 30,463 26,743 10.1 2% 50% 14% 41% 2.3x 4.26 Goodrich Petroleum 19.31 698 1,343 5.2x 3.5x 7.7x 5.4x 17.37 72,984 63,040 10.9 2% 59% 16% 77% 3.2x 7.31 PDC Energy 30.19 713 1,002 4.7x 4.1x 5.4x 4.6x 6.77 47,252 41,567 18.6 24% 66% 14% 43% 2.7x 3.45 Penn Virginia 4.72 216 825 1.4x 1.0x 3.9x 3.2x 5.26 38,189 36,866 19.9 21% 47% 4% 41% 2.9x 3.91 Mean 4.2x 3.2x 5.6x 4.4x $16.03 $55,914 $46,622 12.4 20% 48% 18% 46% 2.2x $4.85 Median 4.0x 3.3x 5.3x 4.6x 10.41 49,444 46,363 10.8 21% 48% 15% 41% 2.5x 4.17 All Selected Companies Mean 6.8x 4.8x 7.0x 5.5x $24.53 $131,096 $87,194 13.8 50% 45% 37% 41% 2.1x $5.55 Median 5.2x 4.1x 5.9x 5.2x 21.11 92,778 84,366 12.3 53% 45% 14% 40% 1.7x 4.60 Venoco – Wall Street $7.69 $474 $1,156 4.3x 3.0x 5.9x 5.1x $12.65 $66,000 $64,420 13.5 50% 50% 2% 94% 3.5x $7.46 Venoco – Management Case 7.69 474 1,156 4.7x 3.0x 5.7x 5.2x 12.65 66,031 62,951 13.5 50% 50% 5% 94% 3.4x 7.46

Financial Analysis

Discounted Cash Flow Analysis – Management Case

(Dollars in Millions)

- 5-year discounted cash flow analysis using terminal year EBITDA exit multiple

(Dollars in Millions)

	Fiscal Year Ending December 31,				
	4Q11E	2012E	2013E	2014E	2015E
Revenue	$89	$422	$547	$759	$831
% Growth		*18.8%*	*29.8%*	*38.6%*	*9.5%*
EBITDA	52	274	392	529	581
% Margin	*58.3%*	*65.0%*	*71.6%*	*69.7%*	*69.9%*
Operating Profit	32	174	285	390	423
Plus: D&A	19	100	107	139	158
Less: Capex	(64)	(254)	(280)	(315)	(338)
Unlevered FCF	**($28)**	**($44)**	**$47**	**$150**	**$180**

Discount Rate	PV of Cash Flows '11 - '15	PV of Terminal Value at a Multiple of 2015 EBITDA 4.0x	5.0x	6.0x	Implied Enterprise Value at a Multiple of 2015 EBITDA 4.0x	5.0x	6.0x
15.0%	$165	$1,283	$1,604	$1,924	$1,447	$1,768	$2,089
12.0%	$186	$1,435	$1,794	$2,153	$1,621	$1,980	$2,339

Discount Rate	PV of Terminal Value as a % of Enterprise Value 4.0x	5.0x	6.0x	Implied Perpetuity Growth Rate at a Multiple of 2015 EBITDA 4.0x	5.0x	6.0x
15.0%	88.6%	90.7%	92.1%	6.7%	8.3%	9.4%
12.0%	88.6%	90.6%	92.1%	4.0%	5.5%	6.5%

Discount Rate	Adjusted for Long-term Debt	Adjusted for Net Working Capital	Implied Equity Value per Share Reference Range ($ per Share) (1) 4.0x	5.0x	6.0x
15.0%	($682)	$13	$12.64	$17.85	$23.05
12.0%	($682)	$13	$15.46	$21.28	$27.11

Source: Company management.
Note: Based on NYMEX strip pricing as of January 13, 2012.
(1) Enterprise value less long-term debt and net working capital on September 30, 2011. Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

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Bank of America Merrill Lynch

Financial Analysis

Discounted Cash Flow Analysis – Wall Street Estimates

(Dollars in Millions)

- Wall Street Consensus Research estimates for 2012 and 2013
  - ~10% reduction in production in 2014 and 2015 (reflecting Wall Street Research production estimate in 2013 vs. Company management production estimate), with associated reduction in EBITDA

(Dollars in Millions)	Fiscal Year Ending December 31,				
	4Q11E	2012E	2013E	2014E	2015E
Revenue	$89	$414	$490	$678	$742
% Growth		*16.7%*	*18.4%*	*38.3%*	*9.5%*
EBITDA	52	228	260	467	514
% Margin	*58.3%*	*55.0%*	*53.1%*	*68.9%*	*69.2%*
Operating Profit	32	130	164	343	373
Plus: D&A	19	98	96	124	141
Less: Capex	(61)	(275)	(268)	(302)	(324)
Unlevered FCF	**($25)**	**($112)**	**($73)**	**$101**	**$126**

Discount Rate	PV of Cash Flows '11 - '15	PV of Terminal Value at a Multiple of 2015 EBITDA 4.0x	5.0x	6.0x	Implied Enterprise Value at a Multiple of 2015 EBITDA 4.0x	5.0x	6.0x
15.0%	($37)	$1,134	$1,418	$1,702	$1,097	$1,381	$1,664
12.0%	($30)	$1,269	$1,587	$1,904	$1,239	$1,557	$1,874

Discount Rate	PV of Terminal Value as a % of Enterprise Value 4.0x	5.0x	6.0x	Implied Perpetuity Growth Rate at a Multiple of 2015 EBITDA 4.0x	5.0x	6.0x
15.0%	103.4%	102.7%	102.2%	8.3%	9.6%	10.5%
12.0%	102.4%	101.9%	101.6%	5.5%	6.7%	7.6%

Discount Rate	Adjusted for Long-term Debt	Adjusted for Net Working Capital	Implied Equity Value per Share Reference Range ($ per Share) (1) 4.0x	5.0x	6.0x
15.0%	($682)	$13	**$6.95**	$11.56	$16.16
12.0%	($682)	$13	$9.26	$14.41	**$19.56**

Source: FactSet.
Note: Based on NYMEX strip pricing as of January 13, 2012.
(1) Enterprise value less long-term debt and net working capital on September 30, 2011. Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

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Appendix

26 Appendix Monterey Shale Sensitivities Monterey Shale Exploration . Illustrative after-tax discounted cash flows for potential development scenarios of Venoco’s Monterey Shale asset, including: . Discount rate versus rig count (assuming NYMEX strip pricing as of January 13, 2012 and 200 MBoe EUR type curve) . Discount rate versus type curve EUR (ramping up to 6 rigs per year by 2016 and assuming NYMEX strip pricing as of January 13, 2012) . Discount rate versus ultimate vertical well spacing assumption (assuming NYMEX strip pricing as of January 13, 2012, ramping up to 6 rigs per year by 2016 and 200 MBoe EUR type curve) . Discount rate versus NYMEX price cases (ramping up to 6 rigs per year by 2016 and 200 MBoe EUR type curve) ____________________ Source: Company management. Discount Rate vs. Rig Count $ in millions Discount Rate Rig Case 35.0% 30.0% 25.0% 20.0% 4 Rig Case $44 $66 $102 $168 6 Rig Case $50 $78 $124 $209 8 Rig Case $58 $91 $147 $250 Discount Rate vs. NYMEX Price Cases - 6 Rig Case $ in millions Discount Rate Oil / Gas 35.0% 30.0% 25.0% 20.0% Strip (Esc.) $50 $78 $124 $209 $80.00 / $3.50 $19 $36 $66 $123 $90.00 / $4.50 $43 $68 $111 $190 $100.00 / $5.50 $67 $100 $155 $256 Discount Rate vs. Type Curve EUR - 6 Rig Case $ in millions Discount Rate EUR per Well 35.0% 30.0% 25.0% 20.0% 150 MBoe $8 $22 $46 $94 200 MBoe $50 $78 $124 $209 250 MBoe $92 $133 $202 $325 Discount Rate vs. Spacing - 6 Rig Case $ in millions Discount Rate Spacing 35.0% 30.0% 25.0% 20.0% 160-Acres $49 $74 $116 $188 80-Acres $50 $78 $124 $209 40-Acres $50 $78 $124 $210

Calculating WACC Appendix Venoco Weighted Average Cost of Capital Calculation 27 Beta of Selected Public Companies WACC Sensitivity ____________________ Source: Ibbotson SBBI 2010 Valuation Yearbook. (1) For each selected company, represents average Bloomberg Beta. (2) Unlevered Beta = Levered Beta/(1 + ((1 - Tax Rate) * Net Debt/Equity)). (3) 20-Year U.S. Government Bond Yield as of January 13, 2012. (4) Represents Venoco’s levered Beta per Bloomberg. (5) Represents capitalization risk premium. Data Source: Ibbotson SBBI 2010 Valuation Yearbook. (6) Represents mean equity risk premium per Ibbotson SBBI 2010 Valuation Yearbook. (7) Based on market estimates. (8) WACC equals ((Total Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)). ERP Average Cost of Equity Geometric Arithmetic Risk Free Rate (3) 2.59% 2.59% Levered Beta (4) 1.64 1.64 Size Premium (5) 2.65% 2.65% Historical Risk Premium (6) 4.50% 6.72% Cost of Equity 12.63% 16.28% Cost of Debt Pre-tax Cost of Debt (7) 10.00% 10.00% Tax Rate 35.0% 35.0% After-Tax Cost of Debt 6.50% 6.50% Long-Term Net Debt / Total Net Cap. 20.0% 20.0% WACC 11.41% 14.32% Selected Beta Equity Net Net Debt/ R Squared of Companies Levered (1) Unlevered (2) Mkt. Cap Debt Net Cap Lev. Beta Berry Petroleum 1.79 1.27 $2,132 $1,337 39% 0.42 Warren Resources 2.18 1.81 212 67 24% 0.48 Clayton Williams 1.41 1.06 939 478 34% 0.22 Kodiak Oil and Gas 2.61 2.23 2,172 566 21% 0.33 Approach Resources 1.20 1.10 852 121 12% 0.18 Forest Oil 1.34 0.86 1,863 1,602 46% 0.30 Rosetta Resources 1.77 1.71 2,634 143 5% 0.48 Bill Barrett 1.18 0.94 1,724 705 29% 0.32 Comstock Petroleum 0.95 0.64 905 689 43% 0.12 Goodrich Petroleum 1.02 0.63 681 645 49% 0.08 PDC Energy 1.61 1.19 819 448 35% 0.35 Average 1.55 1.22 $1,357 $618 31% 0.30 Venoco 1.64 0.89 $519 $682 57% 0.28 WACC at Various Levered Beta and Capital Structures (8) Net Debt/ Net Debt/ Est. Cost Geometric Mean ERP Arithmetic Mean ERP Eq. Val. Net Cap. of Debt 1.60 1.70 1.80 1.90 1.60 1.70 1.80 1.90 11.1% 10.0% 10.00% 11.85% 12.25% 12.66% 13.06% 15.04% 15.65% 16.25% 16.86% 17.6% 15.0% 10.00% 11.55% 11.93% 12.31% 12.70% 14.57% 15.14% 15.71% 16.28% 25.0% 20.0% 10.00% 11.25% 11.61% 11.97% 12.33% 14.09% 14.63% 15.17% 15.71% 33.3% 25.0% 10.00% 10.96% 11.29% 11.63% 11.97% 13.62% 14.12% 14.63% 15.13% 42.9% 30.0% 10.00% 10.66% 10.97% 11.29% 11.60% 13.14% 13.61% 14.09% 14.56%

Appendix
Summary of Engineered 3P Reserves

Overview – 3P Reserves

Summary of Reserves and NPV-10 (1)

Category and Area	Reserves MMBoe	A-Tax NPV-10 (2) $MM	A-Tax NPV-10 (2) $/Boe
Proved Developed Reserves (3)			
Southern California Legacy	26.8	$492	$18.36
Sacramento Basin	18.5	92	4.99
Hastings	1.3	27	20.16
Monterey	0.1	2	21.16
Total Proved Developed	**46.7**	**$613**	**$13.12**
Proved Undeveloped Reserves (3)			
Southern California Legacy	25.5	$629	$24.68
Sacramento Basin	19.2	4	0.23
Hastings	-	-	-
Total Proved Undeveloped	**44.7**	**$634**	**$14.19**
Unrisked Probable (4) + Possible Reserves (5)			
Southern California Legacy	23.2	$411	$17.71
Sacramento Basin	11.1	9	0.83
Hastings	-	-	-
Total Probable + Possible	**34.3**	**$421**	**$12.27**
Total	**125.7**	**$1,667**	**$13.27**

Summary by Area

Area	Proved Reserves MMBoe	3Q 2011 Production Boepd	Implied R/P Years
Southern California Legacy	52.3	6,928	20.7
Sacramento Basin	37.7	10,337	10.0
Hastings	1.3	N/A	N/A
Monterey	0.1	N/A	N/A
Total	**91.4**	**17,265**	**14.5**

3P Reserves



Sac Basin 29%
PDP 31%
126 MMBoe Total 3P Reserves
SoCal Legacy 40%

3P After-Tax PV-10



Sac Basin 3%
PDP 33%
$1,667 Million Total PV-10
SoCal Legacy 64%

Note: "N/A" denotes data not applicable.

(1) *Excludes potential resources associated with exploration and upside projects (West Hastings and East Hastings "Most Likely" CO_2 flood case, West Hastings non-shale upside, Southern California legacy upside and Monterey Shale upside).*

(2) *Based on NYMEX strip pricing as of January 13, 2012.*

(3) *Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011.*

(4) *Based on D&M engineered reserve report as of June 30, 2011, rolled forward to September 30, 2011.*

(5) *Based on D&M engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011.*

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